UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2026

Herbalife Ltd.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	1-32381	98-0377871
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

P.O. Box 309, Ugland House
Grand Cayman
Cayman Islands	KY1-1104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: c/o (213) 745-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0005 per share	HLF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior Secured Notes due 2033

On April 29, 2026, HLF Financing SaRL, LLC (“HLF Financing”) and Herbalife International, Inc. (“HII” and together with HLF Financing, the “Issuers”), each a wholly owned subsidiary of Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), issued $800 million aggregate principal amount of 7.750% Senior Secured Notes due 2033 (the “Notes”) to certain initial purchasers (the “Offering”). The Notes were offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes are governed by an indenture, dated as of April 29, 2026, among the Issuers, the Company and certain subsidiaries of the Company party thereto as guarantors and Citibank, N.A., as trustee and notes collateral agent (the “Indenture”).

The Notes will bear interest at a rate of 7.750% per year payable semi-annually in arrears in cash on May 1 and November 1 of each year, beginning on November 1, 2026. The Notes will mature on May 1, 2033.

The Notes are jointly and severally, unconditionally guaranteed on a senior secured basis by the Company and its existing and future subsidiaries that are guarantors of the obligations of any domestic borrower under the Company’s senior secured credit facility. The Notes and the related guarantees are the Issuers’ and the guarantors’ senior obligations, and are secured on a first-priority basis by liens on the Collateral (as defined in the Indenture), which is the same collateral that secures the Company’s senior secured credit facility, subject to certain limitations and permitted liens, and are: (i) equal in right of payment with all of the Issuers’ and guarantors’ existing and future senior indebtedness; (ii) equal in priority as to the Collateral owned by the Issuers and guarantors with respect to any obligations of the Issuers and guarantors secured by a first priority lien on the Collateral, including under the Company’s senior secured credit facility; (iii) effectively senior to all existing and future indebtedness of the Issuers and guarantors that is unsecured or secured by junior liens on the Collateral, to the extent of the value of the Collateral owned by the Issuers or such guarantor; (iv) effectively subordinated to all of the Issuers’ and guarantors’ existing and future indebtedness that is secured by liens on assets that do not constitute a part of the Collateral, to the extent of the value of such assets; (v) senior in right of payment to any of the Issuers’ future indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes, and (vi) structurally subordinated to all liabilities of the Company’s subsidiaries (other than the Issuers) that are not guarantors.

At any time prior to May 1, 2029, the Issuers may redeem all or part of the Notes at a redemption price equal to 100% of their principal amount, plus a “make whole” premium as of the redemption date, and accrued and unpaid interest (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date). In addition, at any time prior to May 1, 2029, the Issuers may redeem up to 40% of the aggregate principal amount of the Notes with the proceeds of one or more equity offerings, at a redemption price equal to 107.750%, plus accrued and unpaid interest. Furthermore, at any time on or after May 1, 2029, the Issuers may redeem all or part of the Notes at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve-month period beginning on May 1, of the years indicated below:

Year	Percentage
2029	103.875%
2030	101.938%
2031 and thereafter	100.000%

If certain change of control events occur, each holder of Notes will have the right to require the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any.

The Indenture contains customary negative covenants, including, among other things, limitations or prohibitions on restricted payments, incurrence of additional indebtedness, liens, mergers, asset sales and transactions with affiliates. In addition, the Indenture contains customary events of default.

The foregoing summary of the Indenture is not complete and is qualified in its entirety by reference to the complete text of the Indenture, which includes the form of the Note, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Senior Secured Credit Facility

On April 29, 2026, the Company, HLF Financing, HII, Herbalife International Luxembourg S.à R.L., HBL IHB Operations S.à r.l., certain subsidiaries of the Company party thereto as guarantors, the lenders party thereto, each issuing bank, Citizens Bank, N.A., as collateral agent and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as administrative agent for the lenders under the term loan A facility (the “Term A Facility”) and as administrative agent for the revolving credit facility (the “Revolving Credit Facility”), entered into a ninth amendment (the “Amendment”) to the Credit Agreement dated as of August 16, 2018 (as so amended, the “Credit Agreement”).

The Amendment, among other things, refinanced and replaced in full the Company’s existing credit facilities with (i) the Term A Facility, with an aggregate principal amount of $225 million, and (ii) the Revolving Credit Facility, with an aggregate principal amount of $425 million (the refinancings effected pursuant to the Credit Agreement, together with the Offering, the “Refinancings”).

The Term A Facility and Revolving Credit Facility bear interest at, depending on the Company’s total leverage ratio, either the Term SOFR plus a margin of between 2.5% and 3.25%, or the base rate plus a margin of between 1.5% and 2.25%. The base rate represents the highest of the Federal Funds Rate plus 0.50%, one-month Term SOFR plus 1.00%, and the prime rate quoted by The Wall Street Journal, subject to a floor of 1.00%. The Company will pay a commitment fee on the Revolving Credit Facility of, depending on the Company’s total leverage ratio, between 0.25% to 0.35% per annum on the undrawn portion of the Revolving Credit Facility. The Term A Facility and Revolving Credit Facility mature upon the earlier of (i) April 29, 2031, or (ii) December 16, 2027 if the outstanding principal on the Company’s convertible senior notes due 2028 exceeds $250.0 million and the Company exceeds certain leverage ratios as of that date, or (iii) December 1, 2028 if the outstanding principal on the Issuers’ senior notes due 2029 exceeds $300.0 million and the Company exceeds certain leverage ratios as of that date.

The Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations or prohibitions on declaring and paying dividends and other distributions, redeeming and repurchasing certain other indebtedness, loans and investments, additional indebtedness, liens, mergers, asset sales and transactions with affiliates. In addition, the Credit Agreement contains customary events of default. The Term A Facility and Revolving Credit Facility require the Company to maintain a maximum total leverage ratio of 4.00:1.00, a maximum first lien net leverage ratio of 2.50:1.00, and a minimum fixed charge coverage ratio of 2.00:1.00.

Borrowings under the Credit Agreement are jointly and severally, unconditionally guaranteed on a senior secured basis by the Company and certain of its existing and future subsidiaries.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the complete text of the Amendment a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The Company used the net proceeds from the Refinancings, including borrowings under the Revolving Credit Facility, and available cash, to repay the $365 million outstanding principal balance on its prior term loan B facility and to fully redeem the $800 million outstanding principal balance of the Issuers’ 12.250% Senior Secured Notes due 2029 (“2029 Secured Notes”), plus accrued and unpaid interest, and to pay related fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 14, 2026, the Issuers issued a conditional notice of full optional redemption to redeem all of the 2029 Secured Notes, conditioned upon the completion of one or more debt financing transactions and the receipt of aggregate gross proceeds by the Issuers of at least $800 million on or before April 29, 2026. The closing of the Offering on April 29, 2026 satisfied the condition precedent set forth in the notice of redemption such that the redemption occurred on April 29, 2026. The 2029 Secured Notes were issued under an Indenture, dated as of April 12, 2024, among HLF Financing, HII, the guarantors party thereto and Citibank, N.A., as trustee and notes collateral agent. The redemption price for the 2029 Secured Notes was equal to 106.125% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date, an aggregate of approximately $852.8 million.

Item 8.01. Other Events.

On April 29, 2026, the Company issued a press release announcing the closing of the Refinancings.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of April 29, 2026 among HLF Financing SaRL, LLC and Herbalife International, Inc., the guarantors party thereto and Citibank, N.A., as trustee and notes collateral agent.
4.2	Form of Global Note for 7.750% Senior Secured Notes due 2033 (included as Exhibit A to Exhibit 4.1 hereto).
10.1	Ninth Amendment to Credit Agreement, dated as of April 29, 2026, by and among HLF Financing SaRL, LLC, Herbalife Ltd., Herbalife International Luxembourg S.à R.L., HBL IHB Operations S.à r.l., Herbalife International, Inc., certain of Herbalife Ltd.’s subsidiaries party thereto as subsidiary guarantors, the several banks and other financial institutions or entities party thereto as lenders, Coöperatieve Rabobank U.A., New York Branch, as administrative agent for the Term Loan A Lenders and administrative agent for the Revolving Credit Lenders, and Citizens Bank, N.A., as collateral agent.
99.1	Press Release issued by Herbalife Ltd. on April 29, 2026.
104	Cover Page Interactive Data File - The cover page from the Company’s Current Report on Form 8-K filed on May 1, 2026 is formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Ltd.

May 1, 2026	By:	/s/ John DeSimone
	Name:	John DeSimone
	Title:	Chief Financial Officer

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